Exhibit 10.47

PARTICIPATION AGREEMENT

EAGLE FORD PROJECT

This Participation Agreement (hereinafter referred to as “Agreement”) is made and entered into this 29th day of September, 2010, but effective September 1, 2010, by and between SOUTHERN BAY ENERGY, LLC and SOUTHERN BAY OPERATING, LLC, (hereinafter collectively referred to as “Southern Bay”), whose mailing address is 110 Cypress Station Drive, Suite 220, Houston, Texas 77090-1629, and RAMSHORN INVESTMENTS, INC., (hereinafter referred to as “Participant”), whose mailing address is 515 West Greens Road, Suite 6000, Houston, Texas 77067-4525. Southern Bay and Participant, individually or collectively may be referred to herein as a “Party” or as “Parties”.

RECITALS:

A. Southern Bay has acquired certain oil, gas and mineral leases and options covering lands within the Eagle Ford Project Area located in Fayette County, Texas which is described on Exhibit “A” attached hereto, said Area being hereinafter referred to as the “Project Area” or the “AMI.”

B. Participant wishes to participate with Southern Bay in the leasing, evaluation, drilling, and development of the Project Area pursuant to the provisions of this Agreement and the agreements through which Southern Bay acquires leasehold rights within the Project Area.

Now therefore, the parties hereto, for the mutual promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby contract and agree as follows:

I. DEFINITIONS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I, with each such definition being equally applicable both in the singular and plural forms of the terms so defined.

1.	Acquisition Cost or Costs: All Lease Costs and all other expenditures related to the acquisition of a AMI Lease (defined below) which would be treated as a direct cost under Article II of the Accounting Procedure attached to the Operating Agreement, including without limitation expenditures for contract brokers, abstracts, and outside attorneys and, in the case of options and contractual rights shall include an assumption by the participating Party of its proportionate share of all burdens imposed by the related contract.

2.

Additional Leases: Additional oil, gas and mineral leases, located within the boundaries of the AMI (as defined below), that are acquired by Southern Bay, subsequent to the initial twenty-thousand (20,000) net mineral acre oil, gas and mineral leases

(“Existing Leases” as defined below) taken by Southern Bay within the confines of the AMI up to a maximum acquisition cost of Twenty Million Dollars & No/100 ($20,000,000.00) to the eight-eighths (8/8ths).

3.	Affiliate: Shall mean (1) any person or legal entity directly or indirectly owning, controlling, or holding with the power to vote ten percent (10%) or more of the outstanding voting securities of such Party; (2) any person or legal entity ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with the power to vote by such Party; (3) any person or legal entity directly or indirectly controlling, controlled by, or under common control with such Party; (4) any officer, director or manager or other executive of a party or of any Affiliate as defined by the foregoing Subsections (1), (2) or (3).

4.	AMI: Defined in Recital A and described on Exhibit “A” and the same geographic area as the Project Area.

5.	AMI Leases: Oil, gas and mineral leases, or other Mineral Interests, acquired within the AMI following the completion of the acquisition of Existing Leases and Additional Leases, and expressly including any interest of a third party participant that is acquired by Southern Bay through purchase or other acquisition.

6.	Defensible Title: The ownership by Southern Bay of the net lease acres, working interests and net revenue interest in and to the Existing Leases (defined below) which is deducible from the official records and is free and clear of any lien, encumbrance or defect associated with Southern Bay’s title to the Existing Leases that would cause Southern Bay not to have Defensible Title, other than Permitted Encumbrances.

7.	Eagle Ford Formation: Shall mean the interval or the stratigraphic equivalent of the interval from 10,651 feet to 10,740 feet measured depth as seen on the Schlumberger Dual Induction SFL Compensated Neutron Formation Density Log dated December 28, 1979 in the Humble Exploration Clara Freytag 1 well found in the W.A. Faires Survey, Abstract 180, Fayette County, Texas further indentified by the API No. 4214930429.

8.	Effective Date: The Effective Date is September 1, 2010.

9.	Existing Leases: The oil, gas and mineral leases listed on Exhibit “B”, attached hereto, in which Southern Bay has obtained executed leases, together with any oil, gas and mineral leases acquired after the Effective Date or that are not listed on Exhibit “B” up to a total of Twenty-Thousand (20,000) net mineral acres.

10.	Horizontal Obligation Wells: The first six (6) horizontally drilled wells, net to the joint venture interest, to be drilled by Southern Bay within the Project Area as defined in and in accordance with Article III.A.

11.	Lease Costs: The actual out-of-pocket costs (which term includes all brokerage expenses and title expenses, legal expenses and recording fees, in connection with such Lease) and expenses, including bonus payments, incurred by Southern Bay in acquiring an oil, gas and mineral lease.

12.	Material Acquisition: Any potential acquisition of undeveloped Mineral Interests (defined below) exceeding Ten Million Dollars & No/100 ($10,000,000.00).

13.	Material Well: Any well in search of oil or gas being drilled either within the AMI, or within lands contiguous thereto, which could reasonably be expected to materially affect the value of an offered AMI lease.

14.	Mineral Interest: Any oil, gas and mineral leases or any interest therein, any leased or unleased mineral fee interest, any royalty overriding royalty or similar interest or any farmouts or options or contractual rights to acquire the foregoing or any other contracts with respect thereto which affect lands and minerals lying within the Project Area.

15.	Operator: Southern Bay Operating, LLC.

16.	Operating Agreement: A joint operating agreement in the form attached hereto as Exhibit “C”.

17.	Participant shall include any Affiliate of Participant.

18.	Participant’s Share: A Fifty Percent (50%) Working Interest ownership. Reference Article V. Proportionate Reduction.

19.	Permitted Encumbrances: As listed and described under Article II.A.ii.

20.	Project Area: Defined in Recital A and described on Exhibit A and the same geographic area as the AMI.

21.	Southern Bay shall include any Affiliate of Southern Bay.

22.	Spacing Unit: An area of acreage upon which a Well is drilled which can vary in size depending on geological factors, acreage positions and/or depending on governmental rules and regulations in a particular field.

23.	Subsequent Wells: Any and all horizontal wells drilled by Southern Bay that are subsequent to the six (6) Obligation Wells; located within the Project Area as defined in and in accordance with Article III.B.

24.	Third Party Participant: Means any party, not related in anyway to Southern Bay or Ramshorn, that owns a leasehold interest by virtue of ownership of an oil, gas and mineral lease/leases, or an unleased mineral interest owner that is electing to participate as a working interest owner in a proposed Spacing Unit.

25.	Third Party Leases: Means oil, gas and mineral leases included within the boundaries of the AMI that are owned by a party/parties unrelated in anyway to Southern Bay or Ramshorn.

26.	Working Interest: The cost bearing interest created by oil, gas and mineral leases. Working Interest may also refer to the share of ownership attributable to an unleased mineral interest.

II. ACQUISITION OF LEASEHOLD INTERESTS BY PARTICIPANT

A. Acquisition of Existing Leases. Participant shall be assigned an undivided interest in and to the Existing Leases, in an amount equal to Participant’s Share of Southern Bay’s interest (as of the date hereof without regard to the interest of any Third Party Participant or Third Party Leases) in such Existing Leases. Participant shall pay Southern Bay for Participant’s interest in the Existing Leases an amount equal to Two-Thousand Dollars & No/100 ($2,000.00) per net mineral acre contained in the Existing Leases multiplied by Participant’s Share up to the first twenty-thousand (20,000) net mineral acres leased. Any net mineral acres in excess of the first twenty-thousand (20,000) shall be treated as Additional Leases. The assignment of and payment for the Existing Leases shall be as follows:

i. Immediately upon full execution of a Letter of Intent between the parties hereto, Southern Bay shall make available all title information in its possession including but not limited to title opinions, title memorandums, lease purchase reports, maps and run sheets (“Lease Title Information”) covering the Existing Leases. Participant shall have fourteen (14) days to perform title due diligence. If by the end of the fourteen (14) day period Participant encounters title defects that render any of the Existing Leases or portions thereof with less than Defensible Title, other than Permitted Encumbrances, Participant shall not be obligated to pay for and acquire such Existing Leases or portions thereof.

ii. As used herein “Permitted Encumbrances” any of the following:

a.	The terms and conditions of the Existing Leases;

b.	Lessors’ royalties and overriding royalties burdening the Leases;

c.	All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases, or interests therein, if they are routinely obtained subsequent to the sale or conveyance;

d.	Required third party consents to assignment, preferential purchase rights and similar agreements, where such waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right, and such right has terminated;

e.	Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action;

f.	Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto that do not materially interfere with the oil and gas operations to be conducted on the Leases;

g.	Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

h.	All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Leases or the Land in any manner, and all applicable laws, rules and orders of governmental authority;

i.	Mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases, whether or not such have been subordinated to the interests of the lessee;

j.	The lack of any formal probate in the chain of title to a lessor’s interest covered by any of the Leases;

k.	The lack of a recorded release of any prior expired oil, gas and mineral lease covering any portion of the Lands;

l.	Any question as to the legitimacy of a survey or the lack of a survey;

m.	All Claims, charges, burdens, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases which do not have a material adverse effect on the use, operation or ownership of the Leases to the end that a prudent person engaged in the oil and gas business with knowledge of all of the relevant facts and their legal bearing would be willing to accept the same.

iii. Participant shall be assigned an undivided interest in and to the Existing Leases, in an amount equal to Participant’s Share of Southern Bay’s interest in such Existing Leases. Southern Bay shall reserve unto itself, with respect to the Existing Leases, an overriding royalty equal to the difference between twenty-five percent (25%) and existing royalty and overriding royalty burdens, with the intent of assigning a seventy-five percent (75%) net revenue interest, proportionately reduced, in each such lease to Participant; provided, if the net revenue interest of any lease is equal to or less than seventy-five percent (75%), then Southern Bay will not reserve any overriding royalty and the actual net revenue interest will be assigned.

iv. The first Closing shall occur on or about September 30, 2010 at Southern Bay’s office and shall cover approximately 20,000 net mineral acres of Existing Leases. Upon full execution of this Agreement, Participant shall wire transfer to Southern Bay the amount defined in Article II.A. Southern Bay’s wiring instructions are as follows: Comerica Bank – Texas / ABA No. 111000753 / Account No. 1880981772 / F/A/O Southern Bay Operating, LLC.

v. From time to time thereafter as Southern Bay has acquired the full execution and recording of Existing Leases and has confirmed title to such Existing Leases, the parties shall close on the assignment of such Existing Leases. At such Closing, Participant shall pay the portion of the amounts set forth above represented by the Existing Leases that are subject to such Closing and Southern Bay will make the appropriate assignment to Participant of Participant’s interest in such Existing Leases. Along with the assignment, Southern Bay shall furnish copies of the leases and all Lease Title Information at such closing.

B. Acquisition of Additional Leases. Southern Bay and Participant commit Twenty Million Dollars & No/100 ($20,000,000.00) for the acquisition of Additional Leases within the AMI. Southern Bay shall use its commercially reasonable best efforts, utilizing a sufficient number of full-time lease brokers, as may be available, to attempt to lease additional net mineral acres. By its execution hereof, Participant commits to participate, for Participant’s Share, in the acquisition of all Additional Leases. Any lease acquired beyond the Twenty Million Dollar commitment shall be subject to Article II.C. below and shall be considered an Additional Lease, if and only if, Participant elects to acquire its share of such Lease Costs.

Beginning October 15, 2010 and on a monthly basis thereafter, Southern Bay may request an advance of funds representing Participant’s Share of the estimated expenditures for Additional Leases. Such estimated amount will be paid by Participant within fifteen (15) days of the invoice for such advance. Southern Bay and Participant acknowledge that the amount of additional leases actually acquired cannot be estimated with precision, particularly within any specific monthly period. The amount of the requested advance shall not exceed One Million Dollars & No/100 ($1,000,000.00) without the express approval of Participant. From time to time following the acquisition of Additional Leases and confirmation of title to Participant, which shall occur no later than fifteen (15) days after the end of the month in which such Additional Leases were acquired, Southern Bay will assign Participant an undivided interest in and to the Additional Leases in an amount equal to Participant’s Share; said assignment to be materially similar to the form of Partial Assignment and Bill of Sale attached hereto as Exhibit “D”. Southern Bay shall reserve unto itself with respect to any Additional Leases taken an overriding royalty equal to the difference between twenty-five percent (25%) and existing royalty and overriding royalty burdens, with the intent of assigning a seventy-five percent (75%) net revenue interest in each such lease; provided, if the net revenue interest of any lease is equal to or less than seventy-five percent (75%), then Southern Bay will not reserve any overriding royalty and the actual net revenue interest will be assigned. At the time of such assignment, Participant shall pay Southern Bay for Participant’s Share in the Additional Leases an amount equal to the Lease Costs incurred by Southern Bay in acquiring the Additional Leases, all multiplied by Participant’s Share. Said payment shall be reduced by any funds advanced to Southern Bay by Participant for leasing.

C. Acquisition of AMI Leases. The following provisions shall apply to the AMI:

1.	Other Acquisitions Within The AMI. Following completion of Southern Bay’s acquisition of the Additional Leases, as between the Parties hereto, Southern Bay and/or Participant, including their Affiliates, shall have the right to lease or otherwise acquire Leases within the AMI.

2.	Notification Upon Acquiring AMI Oil, Gas And Mineral Leases. In the event either Party hereafter acquires any AMI Lease, it shall promptly notify the other Party in writing of such acquisition. Such notice shall include a full description of the AMI Lease so acquired, a copy of the instrument by which such rights were acquired together with, all documentation relevant thereto, meaning, by way of example but not of limitation, copies of the leases, abstracts, title memos, assignments, subleases, farm outs or other contracts affecting the AMI Lease; and the Acquisition Cost as defined in Article VII.a. above, including an itemized statement thereof. If a Material Well is involved the acquiring Party shall, within three (3) days (excluding Saturdays, Sundays and holidays) after the date of acquisition of the AMI Lease so offered, or within three (3) days (excluding Saturdays, Sundays and holidays) of the acquiring Party’s learning of the drilling of a Material Well, if later, will also:

a.	furnish the other Party with the approximate location of the well then being drilled and the name of the Operator or drilling contractor drilling the well,

b.	disclose in detail the reasons why the well can reasonably be expected to materially affect the value of the offered AMI Lease, and

c.	specifically advise the other Party that it shall have no more than the period of three (3) days (exclusive of Saturday, Sunday and holiday), within which to elect to acquire an interest in the offered AMI Lease.

The above information required when a Material Well is being drilled shall be provided to the other Party in addition to the information and copies of instruments furnished in connection with the usual notices of acquisition of the AMI Lease.

3.	Option to Participate. Within ten (10) days after receipt of the notice and information referred to in Paragraph 2 above or, when a Material Well is being drilled and the acquiring Party has supplied the additional information and notice set forth in Subsections 2 a, b and c above, three (3) days (exclusive of Saturday, Sunday or holidays), the other Party may elect to acquire its proportionate interest in the AMI Lease so acquired by notifying the other Party of such election.

Promptly after the acceptance of the offered AMI Lease, the acquiring Party shall invoice the other Party for its share of the Acquisition Costs. Such Party shall promptly reimburse the acquiring Party for their share of the Acquisition Costs, as reflected by the invoice. Upon receipt of such reimbursement the acquiring Party shall execute and deliver an appropriate assignment to the other Party. If the acquiring Party does not receive the amount due from the other Party within fifteen (15) days after the receipt of the invoice for its costs, the acquiring Party may give written notice to the other Party that the failure to pay the amount due within five (5) days at the acquiring Party’s option, constitute a withdrawal by the other Party of its former election to acquire the interest, and the other Party shall no longer have the right to acquire an interest in the offered AMI Lease. If the acquiring Party does not elect to treat such nonpayment as a withdrawal of the election to participate in the acquisition, the other Party shall remain liable for payment.

4.	Failure to Respond. If the acquiring Party does not receive actual notice of the election from the other Party to acquire its proportionate interest within the fifteen (15) day, or three (3) day period when a Material Well is present, pursuant to Paragraph 3, as the case may be, such failure shall constitute an election by such Party to not acquire its interest in the AMI Lease.

5.	Responsive Notices. Responsive notices required hereunder, including, but not limited to elections to participate in an acquisition, may be given by verbally by phone or in person, but to be effective must be followed by written notice delivered by mail, courier, personally, E-mail or by facsimile within twenty-four (24) hours of the delivery of the verbal notice.

6.

Material Acquisitions. In the event either Party elects to pursue a Material Acquisition that is located within the AMI, in a market offering or in a negotiated transaction, such Party will reasonably notify the other and may require the other to participate in the evaluation and due diligence process and closing thereof, simultaneously and in cooperation with the Party pursuing such transaction. The Parties hereto acknowledge time is of the essence in such potential transactions and that timely notification cannot be specified time certain. Accordingly, for this purpose of notification, the Party pursuing such a transaction shall advise the other when it has reasonably compiled relevant information related to the potential acquisition, including technical and economic data related thereto, but not later than such time when a letter of intent has been accepted and executed by the seller or when verbal acceptance of an offer has been received from the seller or their brokers or advisors. The Party receiving such notice will use its commercially reasonable best efforts to advise the other of its intent to proceed and participate in the transaction, as early as reasonably possible. The election to participate will be documented by a mutually agreeable joint acquisition agreement, which describes the proposed acquisition, location, purchase price and expected timing of closing. Such agreement will, further specify the maximum acquisition cost above which the participating Party will relinquish the right of participation. Said agreement will be subject to the terms and conditions of definitive purchase and sale agreement (‘PSA”) between buyer and seller. The participating Party will proportionately fund and be obligated to the terms of the PSA. The participating Party shall fund its share of any deposits or escrow obligations and the net Acquisition Cost forty-eight (48) hours prior to the timing specified in the PSA. Failure to fund shall result in the defaulting Party relinquishing any right to participate and further relinquish any deposits or escrow payments previously paid.

7.	In the event that either Party accepts the offered AMI Lease it shall be assigned its proportionate undivided interest in such leases. The offering Party shall reserve unto itself, with respect to the such leases, an overriding royalty equal to the difference between twenty-five percent (25%) and existing royalty and overriding royalty burdens, with the intent of assigning a seventy-five percent (75%) net revenue interest, proportionately reduced, in each such lease to the acquiring party; provided, if the net revenue interest of any lease is equal to or less than seventy-five percent (75%), then offering Party will not reserve any overriding royalty and the actual net revenue interest will be assigned.

D. Warranty. Any assignment made by one Party to the other shall be made free and clear of any title defects, encumbrances or burdens by, through and under such Party or their Affiliates, but otherwise shall be made without warranty of title, either express or implied, even to the return of the purchase price, provided, however, that either Party shall assign to the other its proportionate share of any warranty held. The assignment shall be made and accepted subject to, and the Assignee shall expressly assume its portion of all of the contractual obligations of Assignor under or with respect to an assigned AMI Lease, of which Assignee gave notice to Assignor prior to its election to acquire its share of the relevant AMI Lease.

III. DRILLING AND DEVELOPMENT.

A. Horizontal Obligation Wells. Southern Bay shall propose the drilling of six (6) net Horizontal Obligation Wells to the joint venture interest, on locations reasonably acceptable to Participant, and shall use its reasonable efforts to enable the first such well to be spud on or before April 1, 2011 and the other five (5) such wells to be drilled and completed in calendar year 2011 (the “Horizontal Obligation Wells”) as is reasonably possible based on existing industry conditions. If Southern Bay and Participant cannot agree on a location reasonably acceptable to Participant, Southern Bay shall have the final determination as to the location of such Horizontal Obligation Well. Each of the Horizontal Obligation Wells shall be drilled on a Spacing Unit agreed by the Parties, or unless otherwise required by governmental regulation or order. The procedure for proposing a Horizontal Obligation Well shall be that set forth in Article VI.B., of the Operating Agreement; provided, however, Participant shall participate in the drilling, completion and equipping of each of the six (6) net Horizontal Obligation Wells and, notwithstanding the Operating Agreement, shall have no right to elect not to participate (be “non-consenting”) in the drilling, completion and equipping through the tanks of any of the Horizontal Obligation Wells. A well shall constitute a Horizontal Obligation Well if it is drilled to and penetrates the Eagle Ford formation whether or not the drilling thereof is discontinued and whether or not such well is completed. However, if drilling of a Horizontal Obligation Well is terminated before completion of the drilling due to mechanical problems or impenetrable strata or other conditions in the hole which make further drilling impracticable, under generally accepted oil field practices, and if Southern Bay determines to drill a substitute well on such Spacing Unit, the substitute well shall be a substitute for the original Horizontal Obligation Well within that Spacing Unit and shall not constitute a new Horizontal Obligation Well. Participant further agrees that it will pay one-hundred percent (100%) of the drilling, completing and equipping costs through the tanks of all six (6) net Horizontal Obligation Wells.

B. Subsequent Wells. After drilling, completion and equipping of the six (6) net Horizontal Obligation Wells, Southern Bay shall have the option, but not the obligation, to propose Subsequent Wells, on locations reasonably acceptable to Participant. If Southern Bay and Participant cannot agree on a location reasonably acceptable to Participant, Southern Bay shall have the final determination as to the location of such Subsequent Wells. Each of the Subsequent Wells shall be drilled on a Spacing Unit agreed by the parties, or unless otherwise required by governmental regulation or order. Any additional drilling will be in accordance with the Operating Agreement and the provisions of this Agreement; provided, the foregoing shall be subject to revisions based on economic conditions and factors in existence or reasonably anticipated at that time. It is further acknowledged and agreed that should Participant elect not to participate in the initial well drilled in a proposed Spacing Unit then Participant shall forfeit and assign back to Southern Bay any rights and ownership Participant has in said Spacing Unit.

If Participant elects not to participate in a proposed Subsequent Well, after the initial well has been drilled in a Spacing Unit, and such Subsequent Well is drilled pursuant to the terms in the Operating Agreement, then Participant shall be deemed non-consent as defined in Article VI.B. of the Operating Agreement.

C. Participant’s Services, Rigs & Products. Southern Bay shall utilize Participant’s Affiliates services for the drilling, completing, equipping, servicing, re-working and abandoning of all wells spudded in the AMI subject to this Agreement as set forth under Exhibit “I” to the JOA.

D. Failure To Perform. If Participant fails to drill all six (6) net Horizontal Obligation Wells to the joint venture interest, as otherwise described in Article III.A., Participant agrees that within thirty (30) days following its notice of non-complianceto cure said non-compliance by:

1. Drill, complete and equip the remaining six (6) net Horizontal Obligation Wells specified in this Agreement; or

2. Pay to Southern Bay liquidated damages equal to Two Million Five Hundred Thousand Dollars & No/100 ($2,500,000.00) multiplied by the number of undrilled Horizontal Obligation Wells; or

3. Assign back to Southern Bay one sixth (1/6th) of its original leasehold/working interest in and to all remaining undeveloped leases within the AMI for each un-drilled obligation well

Any and all wells drilled subsequent to the satisfaction of one of the remedies specified immediately above will be considered Subsequent Wells as specified in Article III.B. above.

IV. OPERATIONS WITHIN PROJECT AREA

A. Operating Agreement. All operations within the Project Area shall be conducted pursuant to the joint operating agreement attached hereto as Exhibit “C” (“Operating Agreement”), reference to which is hereby made for all purposes, except as expressly modified by the terms hereof. Southern Bay Operating, LLC shall be designated as Operator subject to the resignation and removal provisions of the Operating Agreement. In the event there are other parties in the Spacing Unit for a well hereunder that are not a participant with Southern Bay under this or a similar agreement, Participant agrees to support Southern Bay Operating, LLC as the designated operator subject to the resignation and removal provisions of the Operating Agreement. In the event of a conflict between this Agreement and the Operating Agreement, this Agreement shall control.

B. Third Party Operating Agreements. To the extent that a well within the Project Area is operated by a third party (excluding a Third Party Participant), the Parties shall be subject to the terms of any operating agreement negotiated with such third party operator. To the extent there are conflicts between Third Party Operating Agreements and this Agreement, this Agreement will prevail between the parties hereto inclusive of the non-consent provision in Article III.B.

V. PROPORTIONATE REDUCTION

A. Proportionate Reduction Clause: If an oil, gas and mineral lease or other Mineral Interest covers less than the entire mineral fee estate, or if a Party’s interest in the applicable lease or Mineral Interest is less than a one-hundred percent (100%) ownership interest, any interest conveyed or reserved pursuant to this Agreement is intended to be proportionately reduced to accord to (i) the proportion of mineral interest covered by the relevant oil and gas lease or other Mineral Interest, and (ii) the proportion of ownership held by the conveying party, in the case of a conveyance, or the burdened party, in the case of a reservation of interest.

VI. SEISMIC PROPOSALS

A. Seismic Proposals: During the term of the Operating Agreement the Parties may propose to acquire or license seismic data within the AMI. Southern Bay shall act as operator in the acquisition and processing of new seismic data. Southern Bay shall also act as operator in the acquisition of existing seismic data and re-processing if determined necessary. In the event a Party elects to participate in the licensing of seismic data all Parties participating will make an election at that time as to acquire or not to acquire a license to the data. In the event a Party elects to participate in acquiring the seismic but not acquire a license that Party shall have all rights to review and interpret such data allowed under the license agreement. In the event a Party (“Rejecting Party”) elects not to participate in the proposed seismic program and the other Party (“Proposing Party”) proceeds to acquire the proposed data, the following shall apply:

1. 2D Seismic Program Proposals: A Rejecting Party with respect to any 2D seismic program shall pay to the participating Parties under the joint account a Twenty-Five Thousand Dollars & No/100 ($25,000.00) seismic fee upon spudding of each well within the AMI in which the Rejecting Party participates until the participating Parties have recovered one-hundred percent (100%) of their actual total costs (licensing or acquisition, processing, tape copy, etc.) for the proposed seismic acquisition

2. 3D Seismic Program Proposals: A Rejecting Party with respect to a 3D seismic program shall pay a Fifty Thousand Dollars & No/100 ($50,000.00) seismic fee upon spudding for each well within the AMI in which the Rejecting Party participates until the participating Parties have recovered seventy-five percent (75%) of their actual costs (licensing or acquisition, processing, tape copy, etc.).

3. Upon the Rejecting Party paying any amounts under 1., or 2., above, and to the degree that it is allowed under the license agreement for licensed data, Rejecting Party shall be entitled access to the seismic data, and the right to review and interpret such seismic data in the office of the Proposing Party, and the right to review Participant’s interpretation, all limited to the proposed Spacing Unit and lands within one mile of the Spacing Unit.

4. It is understood that the recovered costs described under 1., or 2., above in cumulative may eventually be in excess of the Rejecting Parties actual cost to acquire the data in order to mitigate the risk to and time value of the monies expended by the participating Parties.

B. Seismic Parameters: Proposing Party shall submit for review to all parties an estimated cost and detailed description of the data acquisition, processing parameters, and acquiring and processing contractors, so that Non-Proposing Party may evaluate the proposal.

VII. CONFIDENTIALITY

A. Confidentiality. The parties acknowledge that the Project Area information that is the subject matter of this Agreement (including but not limited to all well information acquired by operations conducted under the Operating Agreement) is sensitive and confidential proprietary information belonging to the parties. Each Party, for itself and its Affiliates, agrees not to release or disclose or otherwise make the information available to or to furnish any of said information to any third party without (i) obtaining the agreement of the third party to maintain such information confidential and to not use such information other than in connection with investing in or participating with or purchasing interests from the disclosing party, or (ii) first obtaining the express written consent of the other Party. Any such release or disclosure if approved shall be conditioned upon the third party expressly agreeing to all terms herein and becoming a party to and subject to this Confidentiality Agreement. This restriction on use and disclosure of this information shall remain in effect for a term of two (2) years following the Effective Date. Nothing contained above shall restrict or impair any Party’s right to use or disclose any of the information which is: (1) at the time of disclosure available to the public through no act or omission of that Party; (2) can be shown was lawfully in that party’s possession prior to the time of this Confidentiality Agreement; or (3) is independently made available to that Party by a third party who is independently entitled to disclose such information and that party shows that the right of such third party to disclosure existed prior to the date of this Agreement.

B. Public Disclosure. Subject to the exceptions set forth below, prior to substantial leasing completion in the AMI as contemplated by this Agreement, each Party (specifically including GeoResources, Inc, a publically traded company and the corporate parent of Southern Bay) agrees to notify the other of its intent to issue press releases or make other public disclosures related to this Agreement, at least forty-eight (48) hours prior to such disclosure (exclusive of Saturdays, Sundays or holidays). Any proposed press release or other disclosure shall be provided to the other Party with such notice on a confidential basis for its information and comment. The Party proposing such disclosure agrees to reasonably consider any comments and suggestions made by the other Party. Notwithstanding such intent, either Party may make any public disclosure to the extent that, upon advice of such Party’s counsel, such disclosure is advisable to comply with United States or state securities laws, rules or regulations.

VIII. TAX ELECTION

This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the Parties hereto except as provided herein. Each Party hereby affected elects to be excluded from the application of all the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986 and all amendments thereto.

IX. PAYMENT OF DELAY RENTALS AND LEASE EXTENSIONS

Southern Bay shall be responsible for making any payment of delay rentals, shut in royalties and minimum royalty payments on Mineral Interests in the Contract Area. Participant shall bear and pay its Participant’s Share of such payments. Participant shall be billed and shall pay for said costs in the manner set forth for the billing and paying of direct costs in the COPAS accounting procedures attached to the form of Operating Agreement. Operator shall not be liable to Participant for any loss resulting from a good faith effort to properly do so.

Extensions of Leases shall be governed by the following: Southern Bay shall be responsible to inform Participant of Southern Bay’s election to extend or not to extend the primary term no later than forty-five (45) days prior to the expiration of the Lease’s original primary term or prior to the date in which such election must be made, whichever is earlier. Participant shall inform Southern Bay of its election to extend or not to extend no later than fifteen (15) days after being so notified. Southern Bay shall accordingly extend the primary term of any Lease which one or both of the Parties desire to extend. Notwithstanding the foregoing covenant, neither Party shall incur liability to the other Party for failure to give the required notice unless such failure results from gross negligence or willful misconduct. Southern Bay Party shall subsequently invoice Participant based on the Participant’s election decision as well as the election decision of Southern Bay. Participant shall reimburse Southern Bay within thirty (30) days of receipt of invoice.

X. NO JOINT LIABILITY

The rights, duties, obligations and liabilities of the parties hereto shall be several and not joint or collective. Each Party hereto shall be responsible only for its obligations as herein set out and shall be liable only for its share of the cost and expense as herein provided; it being the express purpose and intention of the Parties that their interest in this Agreement and the rights and property acquired in connection herewith shall be held by them as tenants in common. Except for the tax election which the Parties may have made, it is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership.

XI. ASSIGNMENTS OF LEASES

Any assignment of any interest pursuant to this Agreement by and between the Parties hereto shall be made with a special warranty of title by through and under the Assignor, but not otherwise, and on the form attached hereto as Exhibit “D” which shall be for recording in the official records of the county in which the Mineral Interest lies. Any assignment hereafter executed shall specifically refer to, and be made subject to, the terms and conditions hereof.

XII. FORCE MAJEURE

Should any Party be prevented or hindered from complying with any obligation created hereunder, other than the obligation to pay money, by reason of fire, flood, storm, act of God, governmental authority, governmental action or inaction, failure or delay in obtaining any necessary permits, labor disputes, terrorism, war, the inability to secure qualified labor, geoscience data, title abstracts, curative title work, lease brokers, entry onto the land, drilling equipment and drilling rig(s) at prevailing market rates, drilling tools, materials or transportation, or any other cause not enumerated herein but which is beyond the normal control of the Party whose performance is affected, then the performance of any such obligation shall be suspended during the period of such prevention or hindrance, provided the affected Party promptly notifies the other Party of such force majeure circumstances and exercises all reasonable diligence to remove the cause of force majeure.

XIII. EXHIBITS

The following exhibits are attached to this Agreement:

Exhibit “A” – Plat of Project Area and AMI

Exhibit “B” – Existing Leases

Exhibit “C” – Form of Joint Operating Agreement

Exhibit “D” – Form of Assignment

If the terms of any of these Exhibits conflict with the terms of this Agreement, this Agreement shall control.

XIV. MISCELLANEOUS

A. Assignment: Participant may assign its interest under this Agreement provided that Participant remains liable for or guarantees the performance of its Assignee and provided Participant gives Southern Bay appropriate documentation evidencing such assignment. Any assignment made will be subject to the terms and provisions of this Agreement. In addition, said Assignee will be required to ratify this Agreement.

B. Governing Law: This Agreement and other instruments executed in accordance with it, except for assignments of lands, or the execution hereof shall be governed by and interpreted according to the laws of the State of Texas. Forum and venue shall be exclusively in Harris County, Texas. As to assignments of lands, they shall be governed by the laws of the State of Texas.

C. Entire Agreement: This Agreement, the documents to be executed hereunder, and the Exhibits attached hereto constitute the entire agreement between the Parties, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties except as specifically set forth herein. No supplement, amendment, alteration, modification, waiver or termination of the Agreement shall be binding unless executed in writing by the Parties hereto.

D. Waiver: No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

E. Captions; Definition of “Including”: The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The term “including” or “includes”, as used herein, shall mean “including, without limitation,” and “includes, without limitation”.

F. Binding: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

G. Notices: Except as provided in Article II.C.5., any notice hereunder shall be given in writing by mail, courier, personally, E-mail or by facsimile and shall be effective when delivered to the party intended to be notified. The contact information for each party is as follows:

If to Southern Bay:	Southern Bay Energy, LLC
110 Cypress Station Drive
Suite 220
Houston, TX 77090-1629
	Attention:	Christopher E. Cottrell
Vice President Land & Marketing
	Telephone:	281-537-9920 Ext. 109
	Fax:	281-537-8324
	E-Mail:	chris@sbenergy.com

If to Participant:	Ramshorn Investments, Inc.
515 West Greens Road
Suite 6000
Houston, TX 77067-4525
	Attention:	J.R. “Digger” Smith
President
	Telephone:	281-775-8527
	Fax:	281-539-4606
	Email:	jordan.smith@nabors.com

With Copies To:	Ramshorn Investments, Inc.
515 West Greens Road
Suite 6000
Houston, TX 77067-4525
Attention: Beatrice Pierson

Oil & Gas Land Manager
Telephone:	281-775-4863
Fax:	281-539-4606
Email:	beatrice.pierson@nabors.com

Any Party may change their foregoing contact information by notice to the other Party.

H. Expenses: Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel and accountants).

I. Execution: This Agreement may be executed in multiple original counterparts, all of which shall together constitute a single agreement and each of which, when executed, shall be binding for all purposes thereof on the executed Party, its successors, legal representatives and assigns. Contemporaneously with the execution of this Agreement the Operating Agreement shall be executed by Southern Bay Energy, LLC, Southern Bay Operating, LLC and Ramshorn Investments, Inc.

J. Severability: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to any Party.

K. Survival: The covenants, conditions and other provisions of this Agreement shall endure as to the rights and obligations of the Parties hereto in Article III and shall run with the land. The covenants, conditions and other provisions of this Agreement shall not be extinguished by the doctrine of merger by deed or any similar doctrine and no waiver, release, or forbearance of the application of the provisions of this Agreement in any given circumstances shall operate as a waiver, release or forbearance of the provisions hereof as to any other circumstance.

L. Arbitration: Any dispute arising under this Agreement (“Arbitrable Dispute”) shall be referred to and resolved by binding arbitration in Houston, Texas, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one Party (“Claimant”) giving written notice to the other Party (“Respondent”) and to the Houston Regional Office of the American Arbitration Association (“AAA”), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of the State of Texas, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of the State of Texas shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

M. Further Assurances: During the time in which this Agreement is in effect, the Parties shall, at any time and from time to time, and without further consideration, execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and contract, and to take such other actions as either party may reasonably request that effect the intent of this Agreement.

N. Not to be Construed Against Drafter: The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement, that they have participated equally in the drafting hereof and that they have had adequate time to submit same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

O. Laws and Regulations: Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

P. Third-Party Beneficiaries: This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns.

Q. Investment Representations: Participant understands (1) that the interests evidenced by this Agreement have not been registered under the United States Securities Act of 1933, or any state securities laws (the “Securities Acts”), (2) that Southern Bay has relied upon the fact that the interests are to be held by Participant for investment, (3) that exemption from registration under the Securities Acts may not be available if the interests were acquired by Participant with a view to distribution, and (4) Participant is an “accredited investor” as defined in Regulation D adopted by the Securities and Exchange Commission.

Accordingly, Participant hereby confirms to Southern Bay that it is acquiring the interests for its own account, for investment and not with a view to the resale or distribution thereof. Participant agrees not to transfer, sell or offer for sale any or any portion of the interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the Participant delivers to Southern Bay, if Southern Bay requests, an opinion of counsel, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Participant understands that Southern Bay is under no obligation to register the interests or to assist Participant in complying with any exemption from registration under the Securities Acts if Participant should at a later date, wish to dispose of the interests.

Prior to acquiring the interests, Participant has made an investigation of Southern Bay and its business and has had made available to it all information with respect thereto which it needed to make an informed decision to acquire the interests. Participant considers itself to be an entity possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of its investment in the interests.

R. Related Party Transactions. If Southern Bay or Participant engages or enters into any transaction with an Affiliate or other party related by ownership, control or family to Southern Bay or Participant, or any of their executives with respect to a matter for which Southern Bay or Participant may bear any portion of the economic cost under this Agreement, such engagement or transaction and the economic particulars of the relationship shall be fully disclosed to the other Party, and such engagement shall be on terms no less favorable than are available in the market in an arms length engagement or transaction. Southern Bay or Participant shall provide documentation reasonably requested by either party to evidence compliance with this provision.

S. Prior Agreements. Southern Bay and Participant hereby acknowledge and agree that this Agreement is subject to the terms and provisions contained in an unrecorded Letter of Intent dated September 3, 2010 and the terms and provisions contained in the Operating Agreement attached hereto as Exhibit “C”. Southern Bay and Participant further acknowledge and agree that should there be any conflict between the terms and provisions contained in this Agreement and those terms and conditions contained in said Letter of Intent and said Operating Agreement, the terms and conditions of this Agreement shall prevail.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date hereinabove provided.

SOUTHERN BAY ENERGY, LLC

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell
Vice President Land & Marketing

SOUTHERN BAY OPERATING, LLC

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell
Vice President Land & Marketing

RAMSHORN INVESTMENTS, INC.

By:	/s/ J.R. Smith
J.R. Smith
President

ACKNOWLEDGMENTS

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on this      day of September, 2010 by Christopher E. Cottrell, who is Vice President Land & Marketing of SOUTHERN BAY ENERGY, LLC, a Texas limited liability company, on behalf of said limited liability company.

My Commission Expires:
Notary Public for the State of Texas
County of Harris
Printed Name:

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on this      day of September, 2010 by Christopher E. Cottrell, who is Vice President Land & Marketing of SOUTHERN BAY OPERATING, LLC, a Texas limited liability company, on behalf of said limited liability company.

My Commission Expires:
Notary Public for the State of Texas
County of Harris
Printed Name:

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on this      day of September, 2010 by                                         , who is                                          of RAMSHORN INVESTMENTS, INC., a Texas corporation, on behalf of said corporation.

My Commission Expires:
Notary Public for the State of Texas
County of Harris
Printed Name:

EXHIBIT “A”

Attached hereto and made to that certain Participation Agreement dated effective September 1, 2010 by and between Southern Bay Energy, LLC, Southern Bay Operating, LLC and Ramshorn Investments, Inc.

EXHIBIT “B”

Attached hereto and made to that certain Participation Agreement dated effective September 1, 2010 by and between Southern Bay Energy, LLC, Southern Bay Operating, LLC and Ramshorn Investments, Inc.

TBA

EXHIBIT “C”

Attached hereto and made to that certain Participation Agreement dated effective September 1, 2010 by and between Southern Bay Energy, LLC, Southern Bay Operating, LLC and Ramshorn Investments, Inc.

TBA

EXHIBIT “D”

Attached hereto and made to that certain Participation Agreement dated effective September 1, 2010 by and between Southern Bay Energy, LLC, Southern Bay Operating, LLC and Ramshorn Investments, Inc.

PARTIAL ASSIGNMENT AND BILL OF SALE

STATE OF TEXAS

KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF FAYETTE

THAT, SOUTHERN BAY ENERGY, LLC, a Texas limited liability company, whose mailing address is 110 Cypress Station Drive, Suite 220, Houston, Texas 77090-1629 (hereinafter referred to as “Assignor”), for sufficient consideration received from RAMSHORN INVESTMENTS, INC., a Texas corporation, whose mailing address is 515 West Greens Road, Suite 1000, Houston, Texas 77067-4525 (hereinafter referred to as “Assignee”), does hereby transfer, assign, sell, bargain and convey unto Assignee, subject as herein provided, an undivided fifty percent (50%) working/leasehold interest in and to the Oil, Gas and Mineral Leases described on Exhibit “A” attached hereto and made a part hereof (said leases being hereinafter referred to as “Leases”).

It is the intent of this Partial Assignment and Bill of Sale that Assignor shall retain the remaining undivided fifty percent (50%) working/leasehold interest in the Leases described on Exhibit “A” attached hereto and made a part hereof. Assignor hereby represents and warrants to Assignee that Assignor owned one-hundred percent (100%) of the working/leasehold interest attributable to the Leases described on Exhibit “A” prior to this Partial Assignment and Bill of Sale.

To have and to hold the Leases and interest forever, subject to the following:

1. Prior to the effective date of                     , 20    , Assignor shall retain full responsibility for the Leases, and all lands encompassed therein, and shall protect, defend, indemnify and hold Assignee, its Affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, agents and representatives, and their respective successors, heirs and assigns, harmless from and against any and all losses, claims, demands, suits, causes of action, and costs of every kind and character including reasonable attorney’s fees, court costs and costs of investigation which may be related to or arise from the assigned premises or which may be made or asserted by the Lessors under the Leases, Assignor’s assigns, Assignor’s employees, agents, contractors and subcontractors and employees thereof, or by any third parties.

2. This Partial Assignment and Bill of Sale is subject to the terms and provisions of the Leases and Assignee hereby assume all express and implied covenants thereunder subsequent to the effective date of                     , 20    .

3. This Partial Assignment and Bill of Sale shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors, heirs and assigns.

4. Assignor shall warrant and defend title to the Leases conveyed to Assignee against every person whomsoever claiming the Leases or any parts thereof by, through and under Assignor but not otherwise. Assignor warrants and represents that the Leases are valid and in full force and effect.

5. Assignor hereby reserves unto itself, its successors and assigns, an overriding royalty interest (“ORRI”) equal to the positive difference, if any, between lease burdens, leasehold royalty and other burdens in existence on the date hereof and twenty-five percent (25%) of all oil and gas produced from or attributable to the Leases. Such ORRI shall be proportionately reduced to the extent that the assigned interest in the Leases bears to 8/8ths of the working interest in the Leases.

6. This Partial Assignment and Bill of Sale may be executed in any number of counterparts, and each counterpart may be recorded separately or may be combined to form one (1) instrument for recording purposes.

Executed by Assignor and Assignees on the dates reflected in their respective acknowledgments, but effective as of                     , 20    .

“ASSIGNOR”

SOUTHERN BAY ENERGY, LLC

By:
Christopher E. Cottrell
Vice President Land & Marketing

“ASSIGNEE”

RAMSHORN INVESTMENTS, INC

By:
J.R. Smith
President

ACKNOWLEDGMENTS

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on this      day of                     , 20    by Christopher E. Cottrell, who is Vice President Land & Marketing of CATENA OIL & GAS LLC, a Texas limited liability company, on behalf of said limited liability company.

My Commission Expires:
Notary Public for the State of Texas
County of Harris
Printed Name:

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on this      day of                     , 20    by J.R. Smith, who is President of RAMSHORN INVESTMENTS, INC., a Texas corporation, on behalf of said corporation.

My Commission Expires:
Notary Public for the State of Texas
County of Harris
Printed Name:

EXHIBIT “A”

Attached hereto and made to that certain Partial Assignment and Bill of Sale by and between Southern Bay Energy, LLC, as Assignor, and Ramshorn Investments, Inc., as Assignee.

TBA